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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

              COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

                  Communications & Power Industries Holding Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

                  FIRST: The name of the Corporation is Communications & Power Industries Holding Corporation.

                  SECOND: The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                  FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 100 shares of Common Stock, par value $0.01 per share.

                  FIFTH: The Board of Directors of the Corporation, acting by majority vote, may adopt, alter, amend or repeal the By-Laws of the Corporation.

                  SIXTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.